Exhibit 21.1

Subsidiaries of American Realty Capital Global Trust II, Inc.

Name	Jurisdiction of Formation/Incorporation
American Realty Capital Global II Operating Partnership, L.P.	Delaware
ARC Global II Holdco, LLC	Delaware
ARC Global (Luxembourg) S.à.r.l	Luxembourg
ARC Global Organisme de Placement Collectif en Immobilier	France
ARC Global II SCI	France
ARC Global II Marseille SCI	France
ARC Global II Rueil SCI	France
ARC Global II Bordeaux SCI	France
ARC Global II DB Lux S.à.r.l	Luxembourg
2 Boulevard Konrad Adenauer S.a.r.l	Luxembourg
ARC Global II International Holdco, LLC	Delaware
ARC INGAMNE001, LLC	Delaware
ARC POUBWUK001, LLC	Delaware
ARC GLOBAL II DB LUX SARL	Luxembourg
DACOGER01, LLC	Delaware
ARC INGAMNE001, LLC	Delaware
ARC NCKWYDE001, LLC	Delaware
ARC CRVANOH001, LLC	Delaware